Laser Technology, Inc.

                     Presentation to The Special Committee

                       Evaluation of Williams Group Offer

                                December 11, 2002

Table of Contents                                                    Page
                                                                     ----
o  The Offers                                                          3
o  Methodology                                                         4
o  Pro Forma Adjustments                                               6
o  Adjusted Book Value as of 9-30-02                                   7
o  Impact of Litigation                                                9
o  Potential Impact of Bushnell Contract Termination                  10
o  Value of Williams Offer                                            12
o  Value of Decatur Offer                                             13
o  Comparable Company Search                                          14
o  Comparable Company Trading Analysis                                15
o  Comparable Acquisition Analysis                                    16
o  Discounted Cash Flow Analysis                                      17
o  Conclusion                                                         18
o  Recommendation                                                     20
o  Appendix                                                           21

The Offers

o In a letter dated September 27, 2002, the Williams Group made an offer to acquire the operating assets (excluding cash) and liabilities of Laser Technology, Inc. ("LTI") for a cash consideration of $3.6 MM, provided that the Company, simultaneously with the closing of such purchase, dividends a minimum $1.10 in cash to its shareholders. The Williams offer of $3.6 MM when combined with the Company's $3.6 MM cash position as of 9-30-02 is equal to $1.26 per share.

o In a letter dated December 6, Decatur Electronics made an offer to acquire all of the outstanding common stock of LTI for a purchase price of $1.20 per share. Based on 5.7 MM shares outstanding and $3.2 MM in cash as of 6-30-02, Decatur is valuing the operating assets of LTI at $3.6 MM. If Decatur's offer is adjusted for the increase in cash balance as of 9-30-02 (which they were unaware of), their offer would be equal to $1.27 per share.

Methodology

o AW was retained by the Special Committee of LTI's Board of Directors to evaluate and render an opinion as to the fairness of the Williams offer. In connection therewith, AW has done the following:

     - Reviewed the historical and projected financial statements and other financial and operating data of the Company;

     - Discussed with LTI's management the past and current operations, financial condition and prospects of the Company;

     - Discussed with Management the status, outlook and possible ramifications of its litigation with Asia Optical and Bushnell;

     - Discussed with Management the status of its current working relationship with Bushnell, the status of any discussions regarding new product development and extension of the current contract, and the potential ramifications if the contract is not renewed in June 2003;

     - Compared the financial and operating performance of the Company with that of certain other publicly traded companies we deemed relevant;

     - Compared certain financial terms, to the extent publicly available, of certain other business combinations we deemed relevant, and

     - Performed such other analyses and considered such other factors as we deemed appropriate.

Pro Forma Adjustments

o Due to certain non-recurring expense items incurred in '02 and budgeted for '03 combined with certain cost reductions implemented in '02, a valuation based on EBITDA multiples requires that certain pro forma adjustments be made for the foregoing to derive a normalized EBITDA figure.

o Accordingly, we have adjusted '02 and '03 EBITDA figures for inventory write-down, litigation expense, and rent reductions as follows:

                                                      2002
                                                      ----             -----
EBITDA as reported                                     (41)            1,491
Adjustments:
  Litigation Expense                                   600                 0
  Inventory Writedown                                  200                 0
  Rent Reduction                                       167               (83)
  Special Committee                                      0               250
                                                         -               ---
                                                       967               167

Pro Forma EBITDA                                       926             1,658

Plus: Public Cos. Expense                              350               350
                                                       ---               ---
Adjusted Pro Forma EBITDA                            1,276             2,008

Adjusted Book Value as of 9-30-02

o The adjusted book value of the operating business of LTI, excluding $3.6 MM of cash and any potential litigation recovery, is as follows:

     Assets:                                 Liabilities:
       Accounts Receivable         1.8         Accounts Payable        0.6
       Inventory                   2.8         Accrued Expenses        0.3
       Royalty Receivable          0.5                                 ---
       Prepaid Expenses (1)        0.1                                 0.9
       PPE                         0.5
       Intangibles                 1.0       Adjusted Book Value       5.9(2)
                                   ---
                                   6.8

(1) Excludes $110,000 income tax refund receivable.

(2) Equals $1.04 per share.

Impact of Litigation

Asia Optical / Nikon
--------------------

o In the settlement discussion hearing on Dec. 4th, AO increased its settlement offer from $325,000 to $700,000, which was rejected by LTI.

o LTI is seeking $1.6MM for past due royalties and legal expenses plus 3% royalties going forward.

o A jury trial to be held in Denver is scheduled for April 15th, 2003 and would cost LTI approximately $300,000 in additional legal expenses.

o AW believes the Company should attempt to settle the litigation as soon as possible for $700,000-$1,000,000 plus the payment of royalties going forward on all products. Such royalties going forward could represent an incremental $300,000 that is not reflected in the `03 budget and could add approximately $1.5 MM to the value attained in a sale of the operating business.

Bushnell
--------

o    Bushnell has sued LTI for $350,000 for overcharging for the ASCI chip.

o LTI has sued Bushnell for $1,041,000 for past due royalties on crossover sales and overcharges on certain product purchases.

o    Discussions to settle are at an impasse.

Potential Impact of Bushnell Contract Termination

o    LTI currently receives approximately $1.5MM/yr from Bushnell as follows:

       Gross Profit from sale of ASIC chip to Bushnell           $500,000
       Royalties from LTI product                                 600,000
                                                                ---------
         Sub-Total                                              1,100,000
       Royalties from AO product                                  400,000
                                                                ---------
         Total Royalties                                        1,500,000

o    LTI's exclusivity contract with Bushnell expires June 2003.

     - If terminated, Bushnell would be obligated to continue to pay royalties in connection with products jointly developed with LTI and LTI would continue to earn profits on the ASIC chips included in such products; however, the volume of such products would be expected to decline as Bushnell replaces LTI-sourced products with new products supplied by others.

     - However, the exclusivity provisions that apply to both LTI and Bushnell would terminate. The termination of exclusivity would eliminate the obligation of Bushnell to pay royalties on products supplied to it by Asia Optical. These royalties currently amount to approximately $400,000/year.

o Should LTI settle with AO but its contract with Bushnell be terminated, it is anticipated that LTI would be entitled to royalties from AO for products supplied to Bushnell.

o Management indicated that LTI is not currently working with Bushnell on any new products but suspects that Bushnell may be working with Asia Optical or another supplier on a new product that would be announced at its industry's trade show in late January 2003. If the foregoing is true, then Bushnell may well terminate its contract with LTI.

o LTI's budget for 2003 does not reflect any potential decline in royalty income from Bushnell that may arise as a result of Bushnell's introduction of new products that may cannibalize existing sales or from the termination of the Bushnell contract.

o The potential erosion of $1.5 MM in profits from Bushnell is significant when compared to LTI's pro forma `02 EBITDA and `03 EBITDA of $926K and $1,658K, respectively, and has a chilling effect on the valuation of LTI's operating business.

Value of Williams Offer

o The Williams Group offer of $3.6MM for the assets and liabilities, excluding cash, of the LTI business as a multiple of Adjusted Book Value and Pro Forma EBITDA is as follows:

                  o Adjusted Book Value:             0.6x
                  o Pro Forma '02 EBITDA:            3.9x
                  o Pro Forma '03 EBITDA:            2.2x

o Excluding the $350,000 cost of being a public company, which the buyer would not incur, the offer represents the following multiple of Adjusted Pro Forma EBITDA:

                  o Adjusted Pro Forma '02 EBITDA:   2.8x
                  o Adjusted Pro Forma '03 EBITDA:   1.8x

Value of Decatur Offer

o The Decatur offer was made based on publicly available financial information as of June 30, 2002.

o The Decatur offer to purchase all the outstanding shares for $1.20 per share is equal to $6.8 MM, and excluding the $3.2 MM in cash as of 6-30-02, values the business at $3.6 MM, which is the same value as the Williams offer.

o Because the Decatur offer is structured to include an offer for the cash, the value being offered as a multiple of EBITDA is higher than that of Williams.

o Decatur offer as a multiple of LTI's Book Value, and Pro Forma EBITDA is as follows:

                                          Amount              Multiple
                                          ------              --------
     LTI Book Value (9-30-02)             9,791                 0.7x
     Pro Forma '02 EBITDA                   926                 7.4x
     Pro Forma '03 EBITDA                 1,658                 4.1x

o Subtracting the 6-30-02 cash balance of $3.2 MM from the value of the Decatur offer, the offer for the operating assets is equal to that offered by Williams and thus represents the same multiple of Adjusted Book Value and EBITDA.

Comparable Company Search

o There are no publicly traded companies which are directly comparable to LTI.

o AW has examined 900 companies using an SIC code search based on companies engaged in similar lines of business. In addition to LTI's specific classification, SIC 3829: Measuring and controlling devices, the following classifications were examined:

     -    3824: Fluid meter and counting devices

     -    3825: Instruments to measure electricity

     -    3827: Optical instruments and lenses

     -    3842: Surgical appliances and supplies

     -    3845: Electro medical equipment

     -    7382: Security systems services

o Based on our review of the foregoing, we have identified 14 companies that operate in somewhat comparable businesses to LTI, however, most are substantially larger companies.

Comparable Trading Analysis [Check-Doug]

o The publicly traded companies traded at multiples of Revenues, EBITDA and Book Value as follows:

                                                                                             EV / Revenues     EV / EBITDA
                                       Price         LTM     LTM    Equity  Enterprise       -------------     -----------   Price /
Comparable Companies                 12/6/2002  Revenues  EBITDA     Value       Value        LTM   2003E      LTM   2003E    Book
===================================================================================================================================
Jenoptik AG (JEN GR)                    $10.11    $1,784    $106    $411.5      $565.5       0.3x    0.3x     5.3x    5.6x    1.0x
Coherent, Inc. (COHR)                    20.12       397      36     585.6       464.2       1.2x    1.1x    12.9x    8.7x    1.0x
Armor Holdings, Inc. (AH)                14.35       397      58     430.5       427.1       1.1x      NA     7.4x      NA    1.4x
Rofin-Sinar Technologies Inc. (RSTI)      7.85       222      19      90.7       134.6       0.6x    0.6x     7.0x    6.4x    0.8x
II-VI Inc. (IIVI)                        16.40       117      20     239.5       261.5       2.2x    2.1x    13.1x   10.7x    2.3x
LoJack Corp. (LOJN)                       4.35       116       2      65.3        63.1       0.5x      NA    25.6x      NA    3.5x
Excel Technology, Inc. (XLTC)            20.18        83      12     241.2       223.2       2.7x    1.9x    19.2x    9.7x    2.4x
OYO Geospace Corp. (OYOG)                 9.80        65       6      54.4        58.7       0.9x      NA     9.0x      NA    1.0x
Transcat, Inc. (TRNS)                     2.15        66       2      13.3        21.8       0.3x      NA    12.9x      NA   20.0x
Isco, Inc. (ISKO)                         8.09        59       4      46.4        48.5       0.8x      NA    11.2x      NA    1.0x
O.I. Corp. (OICO)                         4.00        24       2      11.0         4.3       0.2x      NA     2.3x      NA    0.7x
Mocon Inc. (MOCO)                         7.77        23       4      43.3        38.3       1.7x    1.6x     8.6x      NA    2.6x
Taser International, Inc. (TASR)          4.27        10       1      12.0         8.4       0.9x      NA     8.8x      NA    2.0x
Image Sensing Systems (ISNS)              4.11         8       2      13.5        11.7       1.5x      NA     7.4x      NA    2.8x
Laser Technology (LSR) (1)                1.00        11       1       5.5         1.9       0.2x    0.1x     2.0x    1.1x    0.2x

                                                                             Median          0.9x    1.4x     8.9x    8.7x    1.7x

                                                                             Mean            1.1x    1.3x    10.8x    8.2x    3.0x

                                                                             High            2.7x    2.1x    25.6x   10.7x   20.0x

                                                                             Low             0.2x    0.3x     2.3x    5.6x    0.7x

                                                                             Williams Offer  0.3x    0.3x     3.9x    2.2x    0.6x

                                                                             Decatur Offer:

                                                                             Actual          0.6x    0.5x     7.3x    4.1x    0.7x

                                                                             Adj. for Cash   0.3x    0.3x     3.9x    2.2x    0.6x
===================================================================================================================================

Comparable Acquisition Analysis [Check]

o There were no business combinations from 2001-2002 (through 12/10/02) of publicly traded companies which were directly comparable to LTI; however, AW has compared multiples of four companies having similar SIC codes engaged in sale transactions in 2001-2002.

o    The transaction multiples of Sales and EBITDA were as follows:

                                                              Target LTM    Multiple of LTM:
                                                     Trans.  -------------  ----------------
Target         Acquiror           Ann.  Effective    Value   Sales  EBITDA   Sales  EBITDA   Target Business Description
===================================================================================================================================
Raytek Corp    Danaher Corp   08/23/02   09/03/02    75.0    50.0     NA      1.5x    NM     Infrared, temperature measurement
                                                                                             instruments for industrial, process
                                                                                             control and maintenance applications.

IFR Systems    Aeroflex Inc   04/15/02         --    60.0   124.9    8.5      0.5x   7.0x    Manufacture communications, test and
                                                                                             measurement and avionics test
                                                                                             instruments.

Visionics Corp Indentix Inc   02/22/02   06/26/02   246.1    30.8   (2.1)     8.0x    NM     Biometric products for electro-optical
                                                                                             imaging technologies, marketed
                                                                                             specifically for law enforcement.

SpatialMetrix  FARO Tech.     01/16/02   01/16/02     6.8    11.4   (4.0)     0.6x    NM     Manufacture laser tracking
                                                                                             interferometers used to measure the
                                                                                             dimensions of large items.
===================================================================================================================================

Discounted Cash Flow Analysis

o LTI has not prepared a three or five year business plan that would enable the use of discounted cash flow as a valuation measure.

Conclusion

o    The Williams Group offer is inadequate.

o Based on the information provided to AW to date about LTI, AW believes that an offer at Adjusted Book Value for the operating assets and liabilities is an offer which we could deem to be fair, albeit at the low end of the range. An offer at $5.9 MM (Adjusted Book value at 9-30-02) would represent the following as a multiple for the business:

     Potential Offer:                                  $5.9
     Less: Settlement of Asia Optical                   0.7
                                                        ---
     Value for the business                             5.2

     Value as multiple of:
          Adjusted Book Value                          0.9x
          Pro Forma '02 EBITDA (1)                     5.6x
          Pro Forma '03 EBITDA (1)                     3.1x

     (1) Does not give effect to the potential changes in EBITDA that w ould arise from an Asia Optical settlement or Bushnell contract termination.

o The foregoing valuation excludes any value for settlement of Bushnell and reflects risk as to renewal of Bushnell. If Bushnell could be settled in a transaction whereby the contract is also simultaneously extended, then the minimum fair value for the business would increase by more than the amount if any such settlement as a prospective buyer would no longer haircut valuation for the potential erosion of the Bushnell business.

o An offer of $5.9 MM (which represents a 64% increase over the offer received to date) for the operating assets and liabilities when added to the Company's cash balance of $3.6 MM at 9-30-02 is equivalent to $1.67 per share based on 5.7 MM shares outstanding.

Recommendation

o Notify The Williams Group and Decatur (whose offer at $1.20/share is actually about the same as Williams) that:

     -    Their offers are inadequate.

     - Company is looking for a valuation at least equal to the Book Value of the business and is prepared to share additional information that will enable them to determine whether they want to amend their offer.

     - Subject to execution of a confidentiality agreement, Company is prepared to share with them additional information regarding (1) '02 financial results, including pro forma adjustments, (2) '03 budget and
          (3) the pending litigation with Asia Optical and Bushnell.

     - If either party amends their offer to approximate the Adjusted Book Value level or better, then proceed with full due diligence.

     - If the Special Committee is prepared to consider selling the LTI business today, then the Company should attempt to settle the Asia Optical and Bushnell lawsuits in order to maximize shareholder value.

Appendix

Income Statement

                                                                 Fiscal Year Ended September 30,
                               -----------------------------------------------------------------------------------------------------
                                                                                               Pro Forma                   Pro Forma
                                 1998       1999       2000      2001        2002       Adj.      2002     2003 B     Adj.   2003B
====================================================================================================================================
Revenues:
---------

  Traffic                      $7,149     $7,237     $8,332     $6,957     $7,148        $0     $7,148     $9,250      $0    $9,250
  Survey                        3,991      4,069      3,877      3,294      2,112         0      2,112      2,447       0     2,447
  Other (1)                       662        508        511      1,221      1,318         0      1,318      1,388       0     1,388
        --                        ---        ---        ---      -----      -----         -      -----      -----       -     -----
  Total                        11,801     11,815     12,720     11,472     10,577         0     10,577     13,086       0    13,086

COGS:
-----

  Materials                        NA      4,941      4,777      4,441      4,427      (200)     4,227      4,737       0     4,737
  Labor                            NA        440        468        618        416         0        416        707       0       707
  Overhead                         NA        464        557        358        407       (84)       323        707       0       707
                                   --        ---        ---        ---        ---       ---        ---        ---       -       ---
  Total                         5,554      5,845      5,802      5,416      5,249      (284)     4,965      6,150       0     6,150

Gross Margin                    6,247      5,969      6,918      6,056      5,328         0      5,612      6,935       0     6,935

Royalty Income                  1,243        933        959      1,033        998         0        998        971       0       971

Operating Expenses:
-------------------

  Marketing                        NA        722        730        666        592         0        592        601       0       601
  Sales                            NA      1,978      2,670      2,554      2,333       (33)     2,300      2,591      33     2,624
  R&D                             757        921      1,275      1,160      1,353       (50)     1,303      1,431      50     1,481
  Finance/Admin. (2)               NA      4,455      1,692      1,403      1,690      (600)     1,090      1,074    (250)      824
  IT                               NA         97        132        153        157         0        157        143       0       143
  HR                               NA         28        160        157        135         0        135        121       0       121
  Executive                        NA         11        701        677        598         0        598        882       0       882
                                   --         --        ---        ---        ---         -        ---        ---       -       ---
  Total Operating Expenses      6,205      8,212      7,361      6,770      6,858      (683)     6,175      6,842    (167)    6,675

Income (Loss) from Operations   1,285     (1,310)       516        319       (532)      967        435      1,064     167     1,231
====================================================================================================================================

                                                         Fiscal Year Ended September 30,
                           ---------------------------------------------------------------------------------------------------------
                                                                                           Pro Forma                      Pro Forma
                                1998      1999       2000      2001      2002       Adj.      2002     2003 B     Adj.      2003B
====================================================================================================================================
Other Income / Expenses:
------------------------

  Restructuring & Litigation      $0   ($2,071)        $0        $0        $0         $0        $0        $0        $0        $0
  Other                          116         9         59       203        54          0         0        78         0        78
                                 ---         -         --       ---        --          -         -        --         -        --
  Total                          116    (2,062)        59       203        54          0      54.4        78         0        78

Pre-Tax Income (Loss)          1,400    (3,372)       575       523      (478)       967       489     1,142       167     1,309
Taxes (Benefit)                  504      (986)       234       114      (172)       348       176       411        60       471
                                 ---      ----        ---       ---      ----        ---       ---       ---        --       ---

Net Income                      $896   ($2,386)      $341      $409     ($306)      $619      $313      $731      $107      $838

Other:
------
EBITDA (3)                     1,659    $1,303     $1,079      $876      ($41)      $967      $926    $1,491      $167    $1,658
Capital Expenditures             576       500        196       190       143          0       143       549         0       549
====================================================================================================================================
(1) As reported segment data required for 2002 and final verification of segment figures required for 2003B.
(2) Includes depreciation and amortization expenses.
(3) Excluding restructuring, litigation and other income/expenses.

Quarterly Budget Results

                                                            Fiscal Year Ended September 30, 2003
                               ---------------------------------------------------------------------------------
                                     October               November               December             Q1           Q1 '02
                                -----------------     ------------------      ----------------   --------------     ------
                                Actual     Budget     Actual(1)   Budget      Actual     Budget  Actual   Budget    Actual
===========================================================================================================================
Total Revenues                    $821       $920        $514     $1,088          --     $1,056     --    $3,064    $2,466

Cost of Goods Solds                 --        433          --        511          --        496     --     1,440     1,188
                                                                                                                     48.2%
Gross Margin                        --        487          --        577          --        559     --     1,624     1,278
  % Margin                                  53.0%                  53.0%                  53.0%            53.0%     51.8%
Royalty and Licensing Income        --          0          --          0          --        222     --       222       222

Operating Expenses:
-------------------

  Marketing                         --         64          --         49          --         42     --       155       142
  Sales                             --        178          --        187          --        185     --       551       570
  Research & Development            --        117          --        117          --        117     --       350       328
  Finance/Admin                     --        101          --         88          --         95     --       284       423
  Information Technology            --         15          --         11          --         11     --        37        41
  Human Resources                   --         11          --          9          --         18     --        38        40
  Executive                         --         73          --        249          --         85     --       408       141
                                               --                    ---                     --              ---       ---
  Total                             --        559          --      710.5          --        552     --     1,822     1,686

Operating Income                    --        (71)         --       (134)         --        229     --        24      (186)

Other Income / Expenses:
------------------------

  Restructuring & Litigation         0          0           0          0           0          0     --         0         0
  Other                              0          7           0          7           0          7     --        20        14
                                     -          -           -          -           -          -               --        --
  Total                              0          7           0          7           0          7     --        20        14

Pre-Tax Income (Loss)               --        (65)         --       (127)         --        235     --        43      (173)

Taxes (Benefit)                     --        (23)         --        (46)         --         85     --        16       (62)

Net Income                          --       ($41)         --       ($81)         --       $151     --       $28     ($111)

Other:
------
EBITDA                              --       ($37)         --      ($100)         --       $263     --      $125      ($54)
Capital Expenditures                --          0          --          0          --          0     --         0        22
===========================================================================================================================

(1) Revenue figure based on shipment data.

Quarterly Operating Results

                                                     FY 2002
                             ---------------------------------------------------
                                 Q1         Q2         Q3         Q4         FY
================================================================================
Sales                         2,466      2,235      2,714      3,162     10,577
Gross Margin                  1,278      1,025      1,439      1,586      5,328
Royalty Income                  222        124        175        477        998
                              -----      -----      -----      -----      -----
Operating Income              1,499      1,149      1,615      2,063      6,326
Operating Expenses            1,686      1,684      1,777      1,712      6,858
                              -----      -----      -----      -----      -----
Income from operations         (186)      (536)      (162)       351       (532)
Other income                     28         22         23        (19)        54
                              -----      -----      -----      -----      -----
Income before taxes/other      (158)      (514)      (139)       332       (478)

EBITDA                          (54)      (405)       (49)       467        (41)
CapEx                            22         30         58         33        143
================================================================================

                                                     FY 2001
                             ---------------------------------------------------
                                 Q1         Q2         Q3         Q4         FY
================================================================================
Sales                         2,410      3,060      3,312      2,690     11,472
Gross Margin                  1,289      1,572      1,845      1,350      6,056
Royalty Income                  253        137        199        444      1,033
                              -----      -----      -----      -----      -----
Operating Income              1,542      1,709      2,044      1,794      7,089
Operating Expenses            1,725      1,677      1,730      1,638      6,770
                              -----      -----      -----      -----      -----
Income from operations         (183)        32        314        156        319
Other income                     45         22         62         75        203
                              -----      -----      -----      -----      -----
Income before taxes/other      (138)        53        376        231        523

EBITDA                          (34)       146        494        270        876
CapEx                            42         31         60         56        190
=================================================================================

Quarterly Segment Operating Results

                                                     FY 2002
                                -----------------------------------------------
                                    Q1        Q2        Q3        Q4        FY
===============================================================================
Traffic Safety
Sales                            1,653     1,442     1,973     2,080     7,148
COGS                               808       767       943        NA        NA
                                 -----     -----     -----     -----     -----
Gross Margin                       844       675     1,031        NA        NA
Sales and Marketing Expenses       491       462       539        NA        NA
                                 -----     -----     -----     -----     -----
Operating Income                   353       213       492        NA        NA

Survey/Mapping
Sales                              547       662       456       447     2,112
COGS                               256       350       199        NA        NA
                                 -----     -----     -----     -----     -----
Gross Margin                       291       312       258        NA        NA
Sales and Marketing Expenses       190       226       175        NA        NA
                                 -----     -----     -----     -----     -----
Operating Income                   101        86        83        NA        NA

                                                     FY 2001
                                -----------------------------------------------
                                    Q1        Q2        Q3        Q4        FY
===============================================================================
Traffic Safety
Sales                            1,575     1,839     1,951     1,593     6,957
COGS                               726       867       873        NA        NA
                                 -----     -----     -----     -----     -----
Gross Margin                       848       972     1,078        NA        NA
Sales and Marketing Expenses       532       483       490        NA        NA
                                 -----     -----     -----     -----     -----
Operating Income                   316       489       589        NA        NA

Survey/Mapping
Sales                              661       967       959       708     3,294
COGS                               305       462       432        NA        NA
                                 -----     -----     -----     -----     -----
Gross Margin                       356       505       527        NA        NA
Sales and Marketing Expenses       256       290       292        NA        NA
                                 -----     -----     -----     -----     -----
Operating Income                   100       215       235        NA        NA
===============================================================================

Balance Sheet

                                                              Fiscal Year Ended September 30,
                                              --------------------------------------------------------------
                                               9/30/98      9/30/99      9/30/00      9/30/01      9/30/02
============================================================================================================
Current Assets:
Cash & Marketable Securities (w/Investments)    $1,498       $1,457       $2,746       $1,642       $3,613
Accounts Receivable                              3,653        2,826        2,724        2,363        1,836
Inventory                                        3,858        2,848        3,097        4,493        2,847
Royalties Receivable                               425          396            2          444          475
Prepaid & other current assets                     312        1,334          172          194          332
                                                ------        -----        -----       ------        -----
Total Current Assets                             9,746        8,862        8,741        9,136        9,102

Property & Equipment                            $1,517       $1,504       $1,155         $789         $569
Intangible assets (net of goodwill)                  0            0          967        1,069        1,020
Other assets                                     1,252          845            0            0           17
                                                ------        -----        -----       ------        -----
Total Long Term Assets                           2,770        2,350        2,122        1,858        1,607

Total Assets                                    12,516       11,212       10,863       10,994       10,709

Current Liabilities:
Accounts Payable                                  $752         $578         $790         $593         $652
Accrued Expenses                                   483        1,749          949          327          265
Notes Payable                                       77           92           84           15            0
Short-Term Debt                                      0            0            0            0            0
Other                                                0            0            0            0            0
                                                ------        -----        -----       ------        -----
Current Liabilities                              1,312        2,419        1,823          935          917

Notes Payable                                     $160         $114          $14           $0           $0
Long-Term Debt                                       0            0            0            0            0
Minority Interest                                    0            0            0            0            0
Shareholder's Equity                            11,045        8,678        9,026       10,059        9,791
                                                ------        -----        -----       ------        -----
------------------------------------------------------------------------------------------------------------
  Total Capitalization                         $11,045       $8,678       $9,026      $10,059       $9,791
------------------------------------------------------------------------------------------------------------

Inventory:
  Finished Goods                                 1,175          771          677          804          503
  WIP                                            1,316          978          880          937          553
  Raw Materials                                  1,367        1,099        1,540        2,752        1,791
                                                ------        -----        -----       ------        -----
  Total                                          3,858        2,848        3,097        4,493        2,847
============================================================================================================